UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 28, 2007

AMERIRESOURCE TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-20033	84-1084784
(Commission File Number)	(IRS Employer Identification Number)

3440 E. Russell Road, Suite 217, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

(702) 214-4249
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03                      Material Modifications to Rights of Security Holders

The information set forth in Item 5.03 is incorporated herein by reference.

Item 5.03                      Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 20, 2007, AmeriResource Technologies, Inc., a Delaware corporation (the “Company”) received stockholder consent from the holders of more than 50% of the shares entitled to vote in a vote of shareholders, written consent for the approval of authorizing the Company to effect a reverse split of the Company’s common stock, par value $0.0001 at a ratio of up to one for one thousand.  On November 27, 2007, the Company’s Board of Directors approved the implementation of a reverse stock split at a ratio of one-for-fifty.

On November 28, 2007 the Company will submit a Certificate of Amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State to effect the reverse stock split.

On December 7, 2007, at 5:00 p.m. Eastern Time, the reverse stock split shall become effective.  At that time, each fifty (50) outstanding shares of common stock of the Company will be combined into and automatically become one (1) outstanding shares of common stock of the Company.  The reverse stock split is expected to reduce the number of outstanding shares of the Company’s common stock from approximately 2,579,231,553 shares to approximately 51,584,631 shares.   No fractional shares will be issued in connection with the reverse stock split, all fractional shares that would have resulted from the reverse split shall be rounded up to the next whole share.

EXHIBIT NO.	PAGE NO.	DESCRIPTION
(3)	4	Amended and Restated Certificate of Incorporation

SIGNATURES

Pursuant to the requirement of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmeriResource Technologies, Inc.

Dated this 28th day of November 2007.	By:	/s/ Delmar Janovec
Name Delmar Janovec
Title President